UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 28, 2024

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Brigham Street, Unit 4, Marlborough, MA 01752

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On August 28, 2024, Ondas Holdings Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investor (the “Offering”) an aggregate of 5,333,334 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”) together with Series A warrants (“Series A Warrants”) to purchase up to 5,333,334 shares of Common Stock and Series B warrants (“Series B Warrants,” and together with the Series A Warrants, the “Warrants”) to purchase up to 5,333,334 shares of Common Stock. Each share of Common Stock and accompanying Series A Warrant and Series B Warrant were sold together at a combined offering price of $0.75. The Series A Warrants have an exercise price of $0.8073 per share, are exercisable at any time on or after the six-month anniversary of the issuance date and will expire two years and six months from the issuance date. The Series B Warrants have an exercise price of $0.8073 per share, are exercisable at any time on or after the six-month anniversary of the issuance date and will expire five years and six months from the issuance date. The aggregate gross proceeds to the Company from the Offering were approximately $4.0 million before deducting the placement agent’s fees and related offering expenses.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Investor and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 90-day period following the closing of the Offering.

The Shares and Warrants were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-276852), which was initially filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2024 and was declared effective by the Commission on February 15, 2024 (the “Registration Statement”).

On August 28, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”) pursuant to which the Company engaged the Placement Agent as the exclusive placement agent in connection with the Offering. The Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds from the sale of the Shares and Warrants to the Investor. The Company also agreed to reimburse the Placement Agent for out-of-pocket expenses, including the reasonable fees of legal counsel not to exceed $100,000. The Placement Agency Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The Offering closed on August 30, 2024.

The foregoing summaries of the Warrants, the Placement Agency Agreement, and the Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 4.1, 10.1, and 10.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Akerman LLP relating to the legality of the issuance and sale of the Warrants is attached as Exhibit 5.1 hereto. A copy of the opinion of Snell & Wilmer L.L.P. relating to the legality of the issuance and sale of the Shares and the shares underlying the Warrants is attached as Exhibit 5.2 hereto.

Item 8.01. Other Events

On August 28, 2024, the Company issued a press release announcing the pricing of the Offering. On August 30, 2024, the Company issued a press release announcing the closing of the Offering. A copy of the press releases are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Warrant
5.1	Opinion of Akerman LLP
5.2	Opinion of Snell & Wilmer L.L.P.
10.1	Form of Placement Agency Agreement, dated as of August 28, 2024, by and among Ondas Holdings Inc. and Maxim Group LLC
10.2	Form of Securities Purchase Agreement, dated as of August 28, 2024, by and among Ondas Holdings Inc. and the purchaser party thereto
23.1	Consent of Akerman LLP (included in Exhibit 5.1)
23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.2)
99.1	Press Release, dated August 28, 2024
99.2	Press Release, dated August 30, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2024	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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